                                 SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           Schedule 14A Information
          Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934 No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              INNKEEPER USA TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                             INNKEEPERS USA TRUST
           _________________________________________________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 2, 2001
           _________________________________________________________


Dear Shareholder:

     It is our pleasure to invite you to the 2001 annual meeting of the shareholders (the "Annual Meeting") of Innkeepers USA Trust (the "Company"). The Annual Meeting will be held at the Brazilian Court hotel, 301 Australian Avenue, Palm Beach, Florida 33480, on Wednesday, May 2, 2001 at 9:00 a.m., local time.

     At the Annual Meeting, you will be asked to:

     1. Elect one Class I trustee to serve on the Board of Trustees until the annual meeting of shareholders in 2004 or until his successor has been duly elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     If you were a shareholder of record as of the close of business on March 1, 2001 you are entitled to vote at the Annual Meeting.

     There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting.


                              BY ORDER OF THE BOARD OF TRUSTEES:



                              MARK A. MURPHY
                              General Counsel and Secretary


Palm Beach, Florida
April 2, 2001


                            YOUR VOTE IS IMPORTANT

                      -----------------------------------

                       We want your shares represented at
                       the Annual Meeting regardless of
                       the number of shares you may hold.
                       By following the instructions on
                       the enclosed proxy card, your
                       shares will be voted even is you
                       are unable to attend the Annual
                       Meeting. If you attend the Annual
                       Meeting and prefer to vote in
                       person or change your proxy vote,
                       you may of course do so.
                      -----------------------------------

                             INNKEEPERS USA TRUST

                                PROXY STATEMENT

                              GENERAL INFORMATION



Introduction

     This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Trustees of Innkeepers USA Trust, (the "Company"), for use at the Annual Meeting of shareholders. The Annual Meeting will be held at the Brazilian Court hotel, 301 Australian Avenue, Palm Beach, Florida 33480, on Wednesday, May 2, 2001 at 9:00 am EST. The Company maintains a website at www.innkeepersusa.com. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about April 2, 2001 to shareholders of record at the close of business on March 1, 2001 (the "Record Date").

The Company

     The Company is a Maryland real estate investment trust which invests in hotel properties and has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986. The Company, through Innkeepers USA Limited Partnership (with its subsidiary partnerships, the "Partnership"), owns 67 hotels (the AHotels") with an aggregate of 8,131 rooms in 23 states. To qualify as a REIT, the Company cannot operate hotels. Therefore, the Company leases the Hotels to other entities which either operate the Hotels or engage third parties to operate the Hotels.

     As a result, fifty nine of the Hotels are leased to Innkeepers Hospitality, Inc. (collectively with other entities under common ownership, the "IH Lessee"), seven of the Hotels are leased to affiliates of Wyndham International, Inc. (the "Summerfield Lessee") and one of the Hotels is leased to a subsidiary of the Company (the "TRS Lessee"). The IH Lessee, the Summerfield Lessee and the TRS Lessee are sometimes referred to as the "Lessees" in this Proxy Statement. The Lessees lease the Hotels from the Company under percentage leases ("Percentage Leases") providing for rent payments based on the room revenues of the Hotels. The IH Lessee operates 43 of the Hotels, affiliates of Marriott International, Inc. ("Marriott") operate 17 of the Hotels, affiliates of the Summerfield Lessee operate seven of the Hotels and one Hotel is managed by another party.

Voting Matters

What is the purpose of the annual meeting?

     At the Company's annual meeting, shareholders will act upon the matters outlined in this proxy statement. In addition, the Company's management will report on its performance during 2000 and respond to questions from shareholders.

Who is requesting your vote?

     This proxy statement and the proxy card are being mailed on or about March 31, 2001. The Board of Trustees of the Company is requesting your vote on the matters presented in this proxy. The cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitations will be at the expense of the Company. We have retained Computershare Investor Services, LLC to assist us in the solicitation of proxies for a fee not expected to exceed $10,000, plus reasonable out-of-pocket expenses.

Who is entitled to vote?

     All shareholders of record of the Company's common shares at the close of business on March 1, 2001 are entitled to vote. All shareholders are entitled to one vote for each share held by them for all matters submitted for a vote at the meeting. Cumulative voting for the election of trustees is not permitted. On March 1, 2001, there were 34,758,786 Common Shares and 4,630,000 Series A Cumulative Convertible Preferred Shares issued and outstanding. The outstanding Series A Preferred Shares are convertible into a total of 6,857,493 Common Shares.

Will a list of shareholders be made available?

     A shareholders list will be available at the Annual Meeting and, for ten days prior to the meeting, at our executive office at 306 Royal Poinciana Way, Palm Beach, Florida 33480.

What constitutes a quorum?

     A quorum of shareholders is necessary to transact business at the annual meeting. A quorum exists if the holders of a majority of the shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated.

How can you vote?

     You can vote by either:

          .    Signing and returning the enclosed proxy card, or

          .    Casting your vote in person at the annual meeting.

     The individuals identified on the proxy card will vote your shares as you designate when you cast your vote by signing and mailing the proxy card. If you submit a duly executed proxy card but do not specify how you wish to vote your shares, the proxy holder will vote your shares in favor of Item 1 on the proxy card and at their discretion for any other matters properly submitted to a vote at the meeting.

     If you vote by proxy, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by (1) delivering a written notice to our Corporate Secretary, (2) executing and delivering a later-dated proxy or (3) attending the meeting and voting in person.

     If you hold our shares in "street name" through a broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares if you wish to vote in person at the annual meeting.


What vote is necessary to approve each item?

     Item 1 on the proxy card requests your vote for the trustee who is up for re-election this year. You may cast or withhold your vote for the trustee nominee. The affirmative vote of a plurality of the votes cast at the meeting is required to elect a trustee. Since the vote required to elect a trustee is based on the votes cast, abstentions will have no affect on the outcome of the voting. An abstention, therefore, will not be voted with respect to the trustee, although it will be counted for purposes of determining whether there is a quorum.

     Brokers holding shares for beneficial owners (i.e., in "street name") are required to provide proxy material to the beneficial owners and to seek and follow the beneficial owners' instructions with respect to voting. If brokers do not receive specific instructions from the beneficial owners, they may vote the shares at their discretion on all but certain non-routine matters. In the case of a non-routine matter for which the broker has received no voting instructions, the broker may not vote on the proposals. This results in what is known as a "broker non-vote." "Broker non-votes" are counted for the purpose of determining the existence of a quorum. Item 1 on the proxy card, the election of a trustee, is a routine matter and therefore will not result in any broker non-votes.

What are the Board's recommendations?

     Unless you give other instructions on your proxy card, the people named as proxy holders on the proxy card will vote for the election of the nominated trustee.

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Trustees or, if no recommendation is given, at their own discretion.

                   OWNERSHIP OF THE COMPANY'S COMMON SHARES


Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of December 31, 2000, regarding (a) each trustee (b) each executive officer and (c) all trustees and executive officers as a group. To the Company's knowledge, other than as set forth in the table below, there are no persons beneficially owning more than five percent (5%) of the Company's Common Shares. Unless otherwise indicated, such shares are owned directly and the indicated person has sole voting and investment power.

                                                                             AMOUNT AND
                                                                               NATURE
                                                                                 OF                    PERCENT
                                                                             BENEFICIAL                   OF
                                                                             OWNERSHIP(1)               CLASS(1)
                                                                             ------------             -----------
Jeffrey H. Fisher                                                             2,370,493(2)               6.6%

David Bulger                                                                    107,094(3)                *

Gregory M. Fay                                                                   59,018(4)                *

Mark A. Murphy                                                                   60,616(4)                *

Miles Berger                                                                     29,906(5)                *

Thomas J. Crocker                                                                17,660(6)                *

Jack P. DeBoer                                                                2,431,180(7)               6.5%
  9342 East Central
  Wichita, Kansas 67206

C. Gerald Goldsmith                                                              25,462(5)                *

Rolf E. Ruhfus                                                                1,057,371(8)               3.0%

Bruce Zenkel                                                                     12,500(9)                *

Franklin Resources, Inc.                                                      5,510,493(10)             14.5%
  777 Mariners Island Boulevard
  San Mateo, CA 94404

All trustees and executive officers as a group (10 persons)                   6,171,300(2)-(9)          15.6%

_____________________________
*Represents less than 1% of the outstanding Common Shares.

(1) For each named person, assumes that (a) all units of limited partnership interest in the Partnership ("Units") held by the named person are redeemed for Common Shares, (b) the named person exercised all options to acquire Common Shares held by him which are currently exercisable or which become exercisable on or before February 28, 2001 and (c) the named person exercised his right to convert all of his Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company ("Series A Preferred
     Shares") into Common Shares.   The total number of Common Shares used in
     calculating the percent of class owned by each named person assumes that none of (x) the Units held by other persons are redeemed, (y) the options held by other persons are exercised and (z) the Series A Preferred Shares held by other persons are converted. Outstanding Units may be tendered for redemption by the limited partners on a one-for-one basis for Common Shares, or at the election of the Company an equivalent amount of cash ("Redemption Rights").
(2) Includes 297,813 shares owned by the IH Lessee, in which Mr. Fisher owns 80% of the capital stock. Mr. Fisher disclaims beneficial ownership of 59,563 (20%) of the included shares owned by the IH Lessee. Also includes
     (A) 395,000 restricted Common Shares, (B) 413,595 Common Shares issuable upon exercise of Redemption Rights and (C) 988,500 Common Shares issuable upon the exercise of options. Does not include 260,000 Common Shares issuable upon the exercise of unvested options through 2004.
(3) Includes (A) 54,688 restricted Common Shares and (B) 20,000 Common Shares issuable upon the exercise of options.
(4)  Includes 53,125 restricted Common Shares.
(5) Includes (A) 12,500 restricted Common Shares and (B)10,000 Common Shares issuable upon the exercise of options.
(6) Includes (A) 5,660 restricted Common Shares, and (B) 8,000 Common Shares issuable upon the exercise of options.
(7) Includes an aggregate of 2,410,874 Common Shares issuable upon the exercise of Redemption Rights; of those included shares, Mr. DeBoer disclaims beneficial ownership of 688,348 Common Shares issuable upon redemption of Units owned by his wife and adult children. Also includes (A) 6,382 restricted Common Shares and (B) 8,000 Common Shares issuable upon the exercise of options.
(8) Includes (A) 5,172 restricted Common Shares, (B) 1,035,091 Common Shares issuable upon the exercise of Redemption Rights and (C) 6,000 Common Shares issuable upon the exercise of options. Mr. Ruhfus disclaims beneficial ownership of 305,658 Common Shares issuable upon the exercise of Redemption Rights. These Common Shares relate to interests held by persons who are not affiliates of Mr. Ruhfus in partnerships that Mr. Ruhfus controls.
(9) Includes (A) 2,500 restricted Common Shares and (B) 10,000 Common Shares issuable upon the exercise of options.
(10) Based on information contained in a Schedule 13-G dated January 19, 2000, and jointly filed with the Securities and Exchange Commission ("SEC") by Franklin Resources, Inc., Franklin Advisers, Inc., Charles B. Johnson and Rupert H. Johnson, with respect to shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect subsidiaries of Franklin Resources, Inc. Includes 3,221,393 Common Shares into which 2,175,000 Series A Preferred Shares owned by the investment companies and/or accounts may be converted.

Beneficial Ownership Reporting Compliance

     Under federal securities laws, the Company's trustees and executive officers, and any persons beneficially owning more than ten percent (10%) of a registered class of the Company's equity securities, are required to report their ownership of Common Shares and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 2000 fiscal year. A filing was made in March 2001 relating to August 1996 and January 2001 acquisitions of a total of 3,400 Common Shares by trusts for the benefit of Mr. Fisher's children, of which Mr. Fisher is a trustee. Mr. Fisher disclaims beneficial ownership of these shares. Other than as set forth above, based on information available to the Company, the Company believes that all required filings for executive officers and trustees in 2000 were timely made.

                        PROPOSAL - ELECTION OF TRUSTEE


Nominee for Class I Trustee

     The Company's Declaration of Trust divides the Board of Trustees into three classes as nearly equal in number as possible and requires that a majority of the Company's trustees must not be officers or employees of the Company, any lessee of the Company's property, or any of their affiliates ("Independent Trustees"). The term of the current Class I trustees, Mr. Jack P. DeBoer and Mr. Bruce Zenkel, expires at the Annual Meeting. At each annual meeting of shareholders, the successors to the class of trustees whose term expires will be elected for a three-year term. Mr. Zenkel is not standing for re-election as a trustee.

     At December 31, 2000 the Company had no Nominating Committee of its Board of Trustees, with the entire Board of Trustees acting in such capacity. The Board of Trustees nominated a present Class I trustee, Mr. DeBoer, to serve as Class I trustee for three-year term expiring at the Company's annual meeting in 2004 or until his successor is elected and qualified. Other than Mr. Zenkel, the remaining members of the Board of Trustees will continue as members thereof until their respective terms expire.

     Unless a shareholder specifies otherwise, each shareholder's shares represented by the enclosed proxy will be voted FOR the election of the Class I nominee to serve as trustee until the 2004 annual meeting or until his successor is elected and qualifies. The nominee has indicated his willingness to serve if elected. While not anticipated, if the nominee shall become unavailable or unwilling to serve the Company as a trustee for any reason, the persons named as proxies in the Proxy Form may vote for any substitute nominee proposed by the Board of Trustees.


                    THE BOARD OF TRUSTEES RECOMMENDS A VOTE
                      FOR THE NOMINEE FOR CLASS I TRUSTEE
                      ---

     The following table sets forth information as of March 1, 2000 with respect to the nominee and each other trustee whose term of office will continue after the Annual Meeting.

--------------------------------------------------------------------------------

                          NOMINEE FOR CLASS I TRUSTEE
                             (TERM EXPIRING 2004)

     JACK P. DEBOER, age 70, has served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. since its inception in 1995. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott International, Inc. in 1987. Mr. DeBoer has served on the Company's Board since November 1996.

Committees: Nominating

--------------------------------------------------------------------------------

                          INCUMBENT CLASS II TRUSTEES
                             (TERMS EXPIRING 2002)

     MILES BERGER, age 70, has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisor services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger is Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. From 1965-1995 and is Chairman of the Board of Berger Financial Services, a full service real estate advisory and financial services company. Mr. Berger also serves on the Board of Directors of Franklin Capital Corporation, serves as Trustee for Universal Health Realty Income Trust and is on the boards of numerous philanthropic organizations. Mr. Berger has served on the Company's Board since September 1994.

Committees: Audit, Compensation, Nominating

     C. GERALD GOLDSMITH, age 72, has been an independent investor and financial advisor since 1976. He is currently a director of Palm Beach National Bank and Trust, American Banknote Inc. and Plymouth Rubber Co., and he is Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and New York Stock Exchange-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith has served on the Company's Board since September 1994.

Committees:  Audit, Compensation and Nominating

--------------------------------------------------------------------------------

                         INCUMBENT CLASS III TRUSTEES
                             (TERMS EXPIRING 2003)

     JEFFREY H. FISHER, age 45, is Chairman of the Board, Chief Executive Officer and President of the Company, positions he has held since the Company's formation in 1994. Between 1986 and 1994 he served as President and Chief Executive Officer of JF Hotel Management, Inc., an affiliate of the IH Lessee, which leases 60 and operates 43 of the Company's hotels. Mr. Fisher holds a B.S. degree in Business Administration from Syracuse University, a J.D. degree from Nova University, and an L.L.M in Taxation from the University of Miami. Mr. Fisher has served on the Company's Board since September 1994.

     THOMAS J. CROCKER, age 47, is Chief Executive Officer and a director of Koger Equity, Inc., a real estate investment trust specializing in developing, owning and operating suburban office parks under the "Koger Center" brand name, a position he assumed in March 2000. Koger Equity owns and operates a total of 220 office buildings, containing over 12 million square feet, located in 15 cities throughout the Southeast and extending into the Southwest. Prior to joining Koger Equity, Mr. Crocker served as the Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately held real estate investment trust which owns and operates approximately 6.1 million square feet in 127 office buildings located in the southeastern United States, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of (the former) Crocker Realty Trust, Inc.,which was one of largest office-based publicly-held real estate investment trusts in the southeastern United States, from that company's inception until June 30, 1996. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services for approximately 1.7 million square feet of commercial property and 270 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker has received numerous awards for his work in commercial real estate development and for his commitment to organizations such as the Anti-Defamation League and Junior Achievement. Mr. Crocker has served on the Company's Board since February 1997.

Committee: Audit, Nominating

     ROLF E. RUHFUS, age 56, is Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., an investment and consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, a hotel development and management company and former owner of the Summerfield Suites hotel brand, since its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (Residence Inn was acquired by Marriott in July 1987). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe's largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus is a German Air Force Lieutenant, and received a bachelor's degree from Western Michigan University in 1968. His graduate degrees include a M.B.A. from the Wharton School in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the board of Wyndham and several European companies. Mr. Ruhfus has served on the Company's Board since July 1997.

Committee: Nominating

--------------------------------------------------------------------------------

Committees and Meetings of the Board of Trustees

     Trustee Meetings. The business of the Company is conducted under the general management of its Board of Trustees as required by the Company's Bylaws and the laws of Maryland, the Company's state of organization. The Board of Trustees holds regular quarterly meetings and special meetings as necessary. The Board of Trustees held seven meetings during 2000. All incumbent trustees attended more than 75% of the aggregate number of meetings of the Board of Trustees except for Mr. Crocker, who attended three of the seven meetings.

     Audit Committee. The Board of Trustees has established an Audit Committee, which currently consists of Messrs. Berger, Crocker and Goldsmith, each of whom is independent (as defined by applicable New York Stock Exchange rules). The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of the Company's internal accounting controls and practices, and reviews financial disclosures. The Audit Committee met three times in 2000. Messrs. Berger and Goldsmith attended all three meetings and Mr. Crocker attended two of the meetings.

     Compensation Committee. The Board of Trustees has established a Compensation Committee, which in 2000 consisted of Messrs. Berger, Goldsmith and Zenkel and which after the Annual Meeting will consist of Messrs. Berger and Goldsmith, who are neither officers nor employees of the Company or any of its subsidiaries. The Compensation Committee determines compensation for the Company's executive officers and administers the Company's 1994 Share Incentive Plan. The Compensation Committee met twice in 2000, and each member attended both meetings.

     Nominating Committee. The Board of Trustees has established a Nominating Committee consisting of all of the trustees of the Company other than Mr. Fisher. The nominating committee was recently formed and has not yet held a meeting. The Nominating Committee will recommend to the Board of Trustees nominees for membership on the Board. The Nominating Committee will consider suggestions from shareholders regarding possible trustee candidates.

Suggestions, together with appropriate biographical information, should be submitted to our corporate secretary at least ninety (90) days prior to the next annual meeting of shareholders.

Compensation of Trustees

     Each non-employee Trustee is paid a cash fee of $12,000 per year, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. Each trustee also receives reimbursement of out-of-pocket expenses incurred in connection with meetings of the Board or committees thereof.

     In addition, under the Company's Trustee Share Incentive Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 received 7,500 restricted Common Shares. These Common Shares vested at the rate of 1,500 shares per year. Non-employee trustees joining the Board after the initial public offering receive Common Shares with a fair market value of $75,000, 20% of which vest on the date of grant and 20% of which vest on each of the first four anniversaries of the date of grant, if the trustee is a member of the Board on the applicable vesting date. Messrs. DeBoer, Crocker and Ruhfus each received restricted share grants under these provisions when they joined the Board. Each trustee is entitled to receive dividends paid on, and to vote, all such shares, notwithstanding that all such shares may not have vested. Any trustee who ceases to be a trustee will forfeit any shares not previously vested.

     Under the Trustee Share Incentive Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 (i.e., Messrs. Berger, Goldsmith and Zenkel) was also granted options to purchase 5,000 Common Shares. Options were granted to the other non-employee trustees on the date that they became trustees, as follows: Mr. DeBoer received an option for 3,000 Common Shares on his appointment to the Board in November 1996, Mr. Crocker received an option for 2,000 Common Shares on his appointment to the Board in February 1997 and Mr. Ruhfus received an option for 2,000 Common Shares on his appointment to the Board in June 1997. All of the options described above became exercisable at a rate of 1,000 Common Shares per year.

     In addition to the awards described above, (a) Messrs. Berger, Goldsmith and Zenkel each received an award of 5,000 restricted Common Shares, which vested over three years, and (b) each non-employee trustee receives a fully exercisable option to acquire Common Shares each year, which covered 1,000 Common Shares in 1997- 1999 and covers 2,000 Common Shares in each year thereafter.

     The price per Common Share purchased on the exercise of an option is the fair market value of a Common Share on the date the option is granted. The exercise price may be paid in cash, a cash equivalent acceptable to the Compensation Committee, Common Shares, or a combination thereof. Vested options can be exercised whether or not the holder is a Trustee on the date of exercise. No options for Common Shares may be granted and no Common Shares will be awarded under the Trustee Share Incentive Plan after the date of the annual shareholders meeting in 2007. The share authorization, the terms of outstanding options and the number of shares for which options will thereafter be awarded shall be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event. All options and share awards will become fully exercisable and vested on a change of control (as defined in the Trustee Share Incentive Plan), and in the event a trustee ceases to serve on the Board on account of death or disability.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation paid or accrued by the Company from January 1, 1998 to December 31, 2000.

                                Annual Compensation              Long Term Compensation
                                -------------------              ----------------------

                                                                                             Awards
                                                                                             ------

                                                                                  Restricted          Securities
           Name and                                                                 Share             Underlying
      Principal Position               Year        Salary        Bonus             Awards(1)          Options/SAR
      ------------------               ----        ------        -----             ------             -----------
     Jeffrey H. Fisher                 2000       $278,027      $200,000         $  365,312(2)                --
       Chairman, Chief                 1999       $255,000      $175,000         $1,594,755(3)           240,000(5)
       Executive Officer               1998       $162,374      $150,000         $1,573,125(4)                --
       and President

     David Bulger                      2000       $167,675      $115,000         $  156,562(2)                --
      Chief Financial                  1999       $155,595      $ 75,000                 --                   --
      Officer and Treasurer            1998       $141,265      $ 22,500         $  327,352(4)                --

     Gregory M. Fay                    2000       $170,327      $115,000         $  156,562(2)                --
      Vice President of                1999       $157,065      $ 75,000                 --                   --
      Accounting                       1998       $139,891      $ 22,500         $  322,501(4)                --

     Mark A. Murphy                    2000       $170,327      $115,000         $  156,562(2)                --
      General Counsel and              1999       $157,065      $ 75,000                 --                   --
      Secretary                        1998       $138,640      $ 22,500         $  322,501(4)                --

(1) At December 31, 2000 an aggregate of 555,938 restricted Common Shares, with an aggregate value of $6,150,342 (based on the closing market price of the Common Shares of $11.063 on December 29, 2000), were held as follows: Mr. Fisher - 395,000 shares (with a value at December 31, 2000 of $4,369,885); Mr. Bulger - 54,668 shares (with a value at December 31, 2000 of $604,792); and Messrs. Fay and Murphy - 53,125 shares each (with a value at December 31, 2000 of $587,722 each). Of such outstanding restricted shares, a total of 194,055 shares were vested and 361,883 were unvested at January 1, 2001.
(2) In November 2000, Mr. Fisher received a grant of 35,000 restricted shares and Messrs. Bulger, Fay and Murphy received grants of 15,000 restricted shares. These shares vest three years after the date of grant, or sooner if certain performance goals are achieved.
(3) Mr. Fisher received a grant of 135,000 restricted shares as of January 1, 1999, which vests over five years.
(4) A portion of these shares were issued pursuant to performance share awards made in 1997, and were issued in January 1998 based on a total shareholder return target met in 1997. These shares vest over six years. The number of such shares granted to each officer was: Mr. Fisher - 15,000; Mr. Bulger - 938; Mr. Fay - 625; and Mr. Murphy - 625. The remainder of these shares were granted in November 1998 and vest over six years. The number of shares granted in November 1998 was: Mr. Fisher - 150,000; and Messrs. Bulger, Fay and Murphy - 35,000 each.
(5) Represents the grant of options in May 1999, 20% of which vest in May of each of 2000 - 2004.

Option Grants

   No options or separate share appreciation rights were granted during the 2000 fiscal year to the named executives of the Company.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

   The following table sets forth information regarding the exercise of options during the Company's 2000 fiscal year by its executive officers and regarding unexercised options at December 31, 2000.

                                                                             Number of
                                                                            Securities
                                                                            Underlying            Value of Unexercised
                                                                            Unexercised               In-the-Money
                                                                            Options at                 Options at
                                                                         December 31, 2000          December 31, 2000
                                                                         -----------------          -----------------
                                     Shares
                                    Acquired                               Exercisable/               Exercisable/
Name                               On Exercise       Value Realized        Unexercisable            Unexercisable(1)
----                               -----------       --------------        -------------            ----------------
Jeffrey H. Fisher                       --                  --             988,500/260,000          $467,082/$198,616
David Bulger                            --                  --                 20,000/ -            $    43,760/ -
Gregory M. Fay                          --                  --                     --                        --
Mark A. Murphy                          --                  --                     --                        --

(1) In-the-money options are those for which the 2000 year-end market price of the underlying common shares exceeded the exercise price of the option. The value of the in-the-money options is the difference between the market price (determined on the basis of the closing price as reported by the New York Stock Exchange on the last business day of 2000) of the common shares ($11.063 per share) and the exercise price of the option multiplied by the number of shares underlying the option.

Employment and Related Contracts

     The Company has entered into employment agreements with each of its four executive officers. Each employment agreement sets forth an annual base salary for the officer. The base salaries for 2001 are: Mr. Fisher, $313,300; and Messrs. Bulger, Fay and Murphy, $196,690 each, reflecting recent amendments to the employment agreements which increased the salaries by approximately $20,000 over the previous contract rate. Each officer's salary is subject to increase on January 1 of each year by a percentage equal to the sum of (a) the percentage increase in the CPI in the prior year plus (b) five. Each employment agreement provides for annual cash bonuses if the Company meets certain financial goals. Maximum target bonuses are set for each officer. A substantial portion of the maximum target bonus is reserved for payment if the Company achieves certain financial results and the remainder is reserved for payment in the discretion of the Compensation Committee of the Board of Trustees. The term of each employment agreement extends until January 2, 2004. Mr. Fisher's employment agreement with the Company permits Mr. Fisher to serve as President of the IH Lessee, and to receive compensation therefor from the IH Lessee.

     Each agreement entitles the officer to customary fringe benefits, including vacation, life insurance, health insurance, as well as the right to participate in any other benefits or plans established for any management-level employees. Each employment agreement provides for certain severance payments in the event of death or disability or upon termination by the Company in breach of the agreement (which includes, without limitation, a material modification of duties without consent, preventing the officer from carrying out responsibilities consistent with the officer's position or a requirement to relocate outside of a 50-mile radius). In any such event, the Company would have to pay the officer three times the officer's then-current annual salary and bonus, plus any other accrued or deferred compensation. In addition, upon the occurrence of a "change of control," the Company is also obligated to pay the officer the amounts referred to in the immediately preceding sentence. The Company is also responsible for any excise tax on "excess parachute payments" that may result from such payments. Each agreement defines a "change of control" as (a) a person (together with his affiliates) becoming, or entering into an agreement to become, the owner of 30% of more of the Company's voting shares (other than as a result of a Company share buy-back or share consolidation), (b) the Company entering into an agreement involving the transfer of 50% or more of the Company's total assets,
(c) the Company entering into an agreement to merge or consolidate, (d) the date that current members of the Board of Trustees cease to constitute a majority of the Board or (e) a complete liquidation or dissolution of the Company.

   Executive Officers

   Information on our four senior executive officers is set forth below.

   Jeffrey H. Fisher is the Company's Chairman of the Board, Chief Executive Officer and President. For additional information about Mr. Fisher, please see page 8.

   David Bulger, age 47, is the Company's Chief Financial Officer and Treasurer, positions he has held since April 1995.

   Gregory M. Fay, age 36, is the Company's Vice President of Accounting, a position he has held since August 1997. Prior to joining the Company, Mr. Fay was a senior manager for the accounting firm of Coopers & Lybrand (now known as PricewaterhouseCoopers LLP).

   Mark A. Murphy, age 39, is the Company's General Counsel and Secretary, a position he has held since April 1997. Prior to joining the Company, Mr. Murphy was an attorney at the law firm of Hunton & Williams.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   At December 31, 2000, Messrs. Berger, Goldsmith and Zenkel comprise the Compensation Committee. None of the members of the Compensation Committee are or have been employees of the Company.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee is responsible for setting and administering compensation policies, fixing salaries of and awarding discretionary performance bonuses to executive officers and determining awards of restricted shares, performance share awards, share options, and other equity-based compensation. At December 31, 2000, the Compensation Committee was composed of Messrs. Goldsmith (Chair), Berger and Zenkel. Mr. Zenkel is not standing for re-election when his current term as Trustee expires at the Annual Meeting.

   The goals of the compensation plan are to (1) attract and retain important managers, (2) motivate managers to attain the goals of the Company, (3) enable the managers to share both in the Company's risks and rewards and (4) tie managers' interests with shareholders' interests. There are three components of the Company's executive compensation: base salary, annual bonuses and long-term share incentive compensation. The Compensation Committee believes that these programs have and will align the compensation of the Company's key employees to the performance of the Company and the creation of shareholder value.

   In establishing the base salaries of the executives, the Compensation Committee considered (a) the responsibilities of each officer, (b) each officer's experience, (c) the salaries of officers with similar responsibilities at real estate companies, other REITs in general and other REITs that acquire hotels, specifically, (d) the competitive market that exists for personnel with the experience and skill sets of the Company's officers, and (e) the responsibilities of each officer in light of the size, scope and geographic dispersion of the Company's asset base.

   Each employment agreement establishes an annual bonus for the officers based, in substantial part, on the attainment of annual funds from operations per share goals set by the Compensation Committee. The officers will not earn any bonus if a minimum performance goal is not met, and bonuses may exceed the target bonus amounts (subject to a pre-set maximum) if higher results are achieved. In 2000, each executive officer earned the maximum bonus based on the achievement of the pre-set funds from operations goals. Additional annual bonuses are payable in the discretion of the Compensation Committee. In 2000, a discretionary bonus was paid to Messrs. Fisher in the amount of $25,000 and discretionary bonuses were paid to Messrs. Bulger, Fay and Murphy in the amount of $40,000 each. In determining whether to grant discretionary bonuses for 2000, the Compensation Committee considered, among other factors (i) the contributions and effort of the individual employees receiving the discretionary bonuses, (ii) the performance of the Company in absolute terms and relative to its peers, in terms of earnings and share price appreciation, (iii) the prevailing capital market environment, particularly for real estate investment trusts and hotel real estate investment trusts specifically and (iv) the opportunity costs of the executive officers who may be foregoing opportunities available to persons with their skills and experience.

   The Compensation Committee believes that it is essential for the Company's compensation program to maintain the flexibility to reward contributions which may not be immediately reflected in quantitative performance measures, but which are important to the Company's long-term success. In determining the awards that have been made to the Company's executive officers under the 1994 Share Incentive Plan, the Committee considered (a) whether and to what extent the proposed grants would further its compensation goals and (b) the incentive plans of the Company's REIT peers (as reflected in various studies, including the annual survey compiled by the National Association of Real Estate Investment Trusts). The Compensation Committee intends to make non-cash compensation a significant part of the total compensation package. The Compensation Committee believes that the awards made to date encourage and reward performance by tying the value, or increases in the value, of those awards directly to the creation of shareholder value. In approving awards, the Compensation Committee has considered, among other factors, (i) the rapid growth of the Company, (ii) the scope of the officers' responsibilities, and (iii) awards made to the executive officers of other REITs, and specifically other REITs which invest in hotel properties. In addition, with respect to restricted share grants in November 2000, the Compensation Committee considered that Messrs. Fisher, Fay and Murphy agreed to the cancellation of 100,000 fully vested options with a strike price of $13.25 ($14.0625 for Mr. Fay's options) and Mr. Bulger agreed to the cancellation of 80,000 fully vested options with a strike price of $13.25.

   The Compensation Committee contemplates that significant percentages of most awards will vest in the recipient over time and be subject to forfeiture if the recipient leaves the Company prior to vesting and/or achieving performance goals. The Committee believes this will further its goal of providing the employee with long-term incentives. While the Committee has focused on long-term incentives, it also recognizes that short-term share incentive compensation can be an important factor in retaining key employees and fostering share ownership. In recognition of this principle, the Compensation Committee has considered the benefits of dividends that are paid on restricted share awards, which provide additional cash annually to the recipient while the recipient bears the risk of forfeiture until the underlying shares have fully vested.

   The Compensation Committee also recognizes that Company employees other than its executive officers can be effectively incentivized through the prudent use of non-cash compensation. The Compensation Committee expects that substantially all of the compensation of the non-executive employees of the Company will be paid in the form of cash. However, the Compensation Committee has authorized the grant of restricted shares and/or options under the 1994 Plan to certain non-executive employees based on the employees' importance to the Company, position, seniority and such other factors as it deems relevant. At December 31, 2000, 2,200 restricted common shares and 8,000 options had been granted to non-executive employees of the Company.

   Although none of the Company's executive officers receives annual compensation in excess of $1 million, the Company continues to evaluate the limit on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. The 1994 Plan allows for the grant of options and certain cash and share incentive awards that qualify as performance-based compensation, which is exempt from the limit.

   The foregoing has been furnished by the members of the Compensation
Committee.

                              COMPENSATION COMMITTEE

                              C. Gerald Goldsmith (Chair)
                              Miles Berger
                              Bruce Zenkel



                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Company's Board of Trustees (the "Audit Committee") is composed of three independent trustees and operates under a written charter adopted by the Board of Trustees (see Exhibit A to this Proxy Statement). The members of the Audit Committee are Miles Berger (Chair), Thomas
P. Crocker and C. Gerald Goldsmith. The Audit Committee recommends to the Board of Trustees, for its approval, the selection of the Company's independent accountants.

   Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

   In this context, the Audit Committee has met and held discussions with management and the independent accountants, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers LLP that firm's independence. In connection with this discussion, the Audit Committee considered the fact that PricewaterhouseCoopers LLP had provided advice to the Company in 2000 with respect to the recently enacted REIT Modernization Act, for which it was paid a fee of $5,000.

   Based upon the Audit Committee's discussion with management and PricewaterhouseCoopers LLP and the Audit Committee's review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                              AUDIT  COMMITTEE

                              Miles Berger (Chair)
                              Thomas P. Crocker
                              C. Gerald Goldsmith

                               PERFORMANCE GRAPH

   The following graph compares the change in the Company's total shareholder return on Common Shares for the period January 1, 1996 through December 31, 2000, with the changes in the Standard & Poor's 500 Stock Index (the S&P 500 Index) and the SNL Securities Hotel REIT Index ("Hotel REIT Index") for the same period, assuming a base share price of $100 for the Common Shares and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of seventeen publicly traded REITs which focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.



                           Total Return Performance

                                    [GRAPH]

                                            Period Ending
                     -----------------------------------------------------------
Index                 12/31/95  12/31/96  12/31/97 12/31/98  12/31/99  12/31/00
--------------------------------------------------------------------------------
Innkeepers USA Trust   100.00    165.25    197.58   164.31    128.86    195.25
S&P 500                100.00    122.86    163.86   210.64    254.97    231.74
SNL Hotel REITs        100.00    152.80    200.33    99.05     76.93    110.07

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   Jeffrey H. Fisher. Affiliates of Mr. Fisher contributed Hotels to the Company
   -----------------
on a favorable tax basis in connection with the Company's initial public offering. The sale, refinancing or prepayment of indebtedness secured by those Hotels may trigger adverse tax consequences to Mr. Fisher. Conflicts of interest, therefore, exist between the Company and Mr. Fisher regarding any transaction involving those Hotels that could trigger adverse tax consequences to Mr. Fisher.

   The IH Lessee. On December 31, 2000, the Partnership leased 59 Hotels to the
   -------------
IH Lessee pursuant to Percentage Leases. The IH Lessee is owned primarily by Mr. Fisher. Each Percentage Lease had an initial term of at least 10 years. Under the Percentage Leases, the IH Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the hotel revenue, and certain additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses (including management fees). Payments of rent under the Percentage Leases with the IH Lessee constituted approximately 88.5% of the Company's 2000 Percentage Lease revenues. For 2000, the IH Lessee incurred or paid the Partnership an aggregate of approximately $ 110 million in lease payments and had combined net income of approximately $5 million from the operation of the Company's Hotels leased by the IH Lessee.

   In May 2000, the former Chief Operating Officer of the Company (who is the minority shareholder of the IH Lessee) filed suit against the Company, the IH Lessee, Mr. Fisher, Mr. Murphy and an employee of the IH Lessee. The suit alleges that he was wrongfully terminated and also alleges various other related claims against the Company and the IH Lessee. The Company and the IH Lessee believe that the claims are without merit and are aggressively defending against all allegations.

   Franchise Licenses; Management Agreements. The IH Lessee, which is owned
   -----------------------------------------
primarily by Mr. Fisher, holds all of the franchise licenses for the Hotels leased by the IH Lessee (to the extent such hotels have franchise agreements). The IH Lessee pays the franchise fees for all of the Company's Hotels which are leased to the IH Lessee and are subject to franchise fees, except for franchise license application and transfer fees, which typically are paid by the Partnership. The Partnership has incurred or paid franchise license application, transfer and related fees for the Hotels leased to the IH Lessee in the aggregate amount of approximately $876,000. The Company has also entered into agreements with the franchisors under which the Company has guaranteed certain obligations of the IH Lessee under franchise agreements, including obligations to pay royalties and other fees to the franchisors, generally in exchange for the right to substitute a different lessee as the franchisee under the relevant franchise agreement if the Company terminates the Percentage Lease for a franchised hotel.

   The IH Lessee is also the primary contracting party under management agreements with subsidiaries of Marriott International, Inc. ("Marriott") relating to the Hotels managed by Marriott ("Marriott Management Agreements"). From January 1, 2000 until December 29, 2000, Marriott managed 27 Hotels under Marriott Management Agreements. On December 29, 2000, the IH Lessee and Marriott agreed to terminate the Marriott Management Agreements for 10 of those Hotels. Pursuant to that agreement, the IH Lessee assumed management of those Hotels and entered into franchise agreements with Marriott permitting the IH Lessee to operate those Hotels under the same Marriott brand. With respect to the 17 Hotels managed by Marriott, the right of those Hotels to operate under the Residence Inn or TownePlace Suites brands is generally contained in the Marriott Management Agreements, and not in separate franchise agreements. The IH Lessee pays the management and other fees payable under the Marriott Management Agreements. The Company has loaned to the IH Lessee an aggregate of approximately $937,000, which the IH Lessee was required to make available to Marriott for initial working capital at certain Hotels managed by Marriott. These loans bear no interest and are payable on demand. The Company has executed most of the Marriott Management Agreements as a third party, pursuant to which it has guaranteed certain of the obligations of the IH Lessee under those agreements, including obligations to pay management and other fees to Marriott. In exchange, the Company has the right, under certain circumstances, to substitute a different lessee as party to the relevant Marriott Management Agreement, if the Company terminates the Percentage Lease for a Hotel managed by Marriott.

   Jack P. DeBoer. In November 1996, the Company acquired seven Residence Inn by
   --------------
Marriott hotels (the "DeBoer Hotels") from affiliates of Jack P. DeBoer (the "DeBoer Group"), including Rolf E. Ruhfus. The DeBoer Group received preferred units of limited partnership interest in the Partnership ("Preferred Units") in partial consideration for the acquisitions. Following the acquisition of the DeBoer Hotels, Mr. DeBoer joined the Company's Board of Trustees. Mr. DeBoer joined the Board under an arrangement requiring the Company to nominate Mr. DeBoer for election to the Board and to support his nomination, except if Mr. DeBoer (i) acts or fails to act in a manner that the Board deems detrimental to the Company and as a result of which the Board determines unanimously that it cannot nominate Mr. DeBoer, (b) ceases to own at least 25% of the Preferred Units that he owned upon the closing of the acquisition of the DeBoer Hotels acquisition or (c) is legally disqualified from serving as a trustee.

   Due to the potential adverse tax consequences to members of the DeBoer Group that may result from a sale of the DeBoer Hotels, the Company has agreed generally that for a period of up to ten years following the closing of the acquisition of the DeBoer Hotels, (i) any taxable sale of a DeBoer Hotel will require the consent of the applicable members of the DeBoer Group and (ii) the Company will maintain at all times outstanding indebtedness of at least approximately $40 million (the "Required Indebtedness"). The Required Indebtedness is subject to reduction upon the occurrence of certain events, including the death of, or certain redemptions or taxable transfers of the Preferred Units held by, members of the DeBoer Group. If the Company sells a DeBoer Hotel without the required consent or fails to maintain the Required Indebtedness, the Company has agreed to indemnify the applicable members of the DeBoer Group for certain resulting income tax liabilities, which could be substantial.

   Mr. DeBoer and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. DeBoer is the Chairman of the Board, Chief Executive Officer, President and a significant shareholder of Candlewood Hotel Company, Inc. ("Candlewood"), a public hotel company that is the owner, operator and franchisor of Candlewood and Cambridge Suites hotels, an economy extended-stay hotel chain founded by Mr. DeBoer. Hotels developed by Mr. DeBoer and his affiliates, including Candlewood and Cambridge Suites hotels, may compete with the Company's hotels for guests, and other hotel companies with which Mr. DeBoer is affiliated, including Candlewood, may compete with the Company for acquisition opportunities. Accordingly, the interests of the Company and Mr. DeBoer could be different in connection with matters relating to the Company's Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer and his affiliates.

   Each Preferred Unit held by the DeBoer Group may be redeemed for an amount of cash equal to the then-trading value of a Common Share on the New York Stock Exchange ("NYSE") or, at the option of the Company, one Common Share. Assuming full redemption of all Units held by the DeBoer Group and the issuance of Common Shares in exchange for those Units, the DeBoer Group would own approximately 10.1% of the Common Shares outstanding at December 31, 2000 (assuming no redemptions of Units held by others).

   The Company has, for the last four years, placed substantially all of its insurance (including officers' and trustees' liability, property, casualty, earthquake and worker's compensation coverages and employment practices liability) through Manning & Smith, Wichita, Kansas, a full service commercial insurance broker that has developed a specialty in insuring hotels. During that same period, the IH Lessee placed substantially all of its insurance (including workers' compensation, general liability, employment practices liability and crime coverages) with Manning & Smith. Manning & Smith is a private company of which Mr. DeBoer owns 47% of the stock. Mr. DeBoer has informed the Company that he is not an officer of Manning & Smith and does not participate in its management or the setting of its corporate policies. For 2000, the gross amount of the premiums paid for coverages placed by Manning & Smith for the Company was approximately $ 926,989 and for the IH Lessee was approximately $ 1,272,990.

   Rolf E. Ruhfus.  In June 1997, the Company acquired nine hotels (the
   --------------
"Summerfield Hotels") from affiliates of Rolf E. Ruhfus (the "Summerfield Group"). The Summerfield Group, including Mr. Ruhfus, received common units of limited partnership interest in the Partnership ("Units") in partial consideration for the acquisitions. Following the acquisition of the Summerfield Hotels, Mr. Ruhfus joined the Company's Board of Trustees. Mr. Ruhfus joined the Board under an arrangement requiring the Company to nominate Mr. Ruhfus for election to the Board and to support his nomination, except if Mr. Ruhfus (i) acts or fails to act in a manner that the Board deems detrimental to the Company and as a result of which the Board determines unanimously that it cannot nominate Mr. Ruhfus, (b) ceases to own at least 25% of the Units that he owned upon the closing of the Summerfield Hotel acquisition or (c) is legally disqualified from serving as a trustee.

   The Company leases the Summerfield Hotels to the Summerfield Lessee.
Pursuant to the terms of the Percentage Leases, the Summerfield Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the revenues of the hotels, and certain other additional charges, and is entitled to all profits from the operation of the hotels after the payment of
rent, operating expenses and other expenses.   For the year ended December 31,
2000, the Summerfield Lessee incurred or paid the Partnership an aggregate of approximately $14.4 million in lease payments under the Percentage Leases for the Summerfield Hotels.

   Due to the potential adverse tax consequences to members of the Summerfield Group that may result from a sale of the Summerfield Hotels, the Company has agreed generally that for a period of up to seven years following the closing of the acquisition of the Summerfield Hotels, any taxable sale of a Summerfield Hotel will require the consent of the applicable members of the Summerfield Group. If the Company sells a Summerfield Hotel without the required consent, the Company has agreed to indemnify the applicable members of the Summerfield Group for certain resulting income tax liabilities, which could be substantial.

   Mr. Ruhfus and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. Ruhfus is a Board member of Wyndham International, Inc. Wyndham owns, operates and franchises Summerfield Suites hotels as well as other full and limited service hotels and hotel brands. An entity controlled by Mr. Ruhfus also owns the Sierra Suites brand, which is a mid-priced extended-stay hotel founded by Mr. Ruhfus. Affiliates of Mr. Ruhfus own and operate several Sierra Suites hotels and Summerfield Suites hotels. Hotels developed by Mr. Ruhfus and/or Wyndham, including Summerfield Suites hotels, may compete with the Company's hotels for guests and other hotel companies with which Mr. Ruhfus is affiliated may compete with the Company for acquisition opportunities. Accordingly, the interests of the Company and Mr. Ruhfus could be different in connection with matters relating to the Company's Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Wyndham.

   Wyndham has guaranteed the obligations of the Summerfield Lessee. In addition, the Company required Wyndham to post with the Company a letter of credit in an amount equal to 40% of the 1998 budgeted lease payment to the Company, as security for the obligations of Wyndham under the Summerfield Leases. Mr. Ruhfus' roles as trustee of the Company and director of Wyndham may pose conflicts regarding when, whether and to what extent (a) obligations under the Summerfield Leases and related guarantees are adhered to and/or (b) remedies are pursued and obtained by the Company under the Summerfield Leases, including draws under the letter of credit.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

   The Board of Trustees will present shareholder proposals at the 2002 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding such proposals, and with requirements of the Company's Bylaws. A copy of our Bylaws is available upon written request addressed to the Secretary of the Company. Shareholder proposals intended to be submitted for presentation at the Company's 2002 annual meeting of shareholders must be made in writing and must be received by the Company at its executive offices (a) no later than one hundred and twenty (120) days before the anniversary of the date of this Proxy Statement, if the proposal is intended to be included in the Company's proxy materials for the 2002 annual meeting, or (b) no more than ninety (90) days and no less than sixty (60) days before the anniversary of the

Annual Meeting, if the shareholder proposal is not intended to be included in the Company's proxy materials for the 2002 Annual Meeting.


               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Retention of Auditor. PricewaterhouseCoopers LLP has served as auditors for
   --------------------
the Company and its subsidiaries for the year ended December 31, 2000 and will continue to so serve for the year ending December 31, 2001 until and unless changed by action of the Board of Trustees. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if they desire to do so and will be available to respond to appropriate questions.

   Audit Fees. The following chart sets forth the amounts paid by the Company to
   ----------
PricewaterhouseCoopers LLP with respect to services provided in 2000:

            Type                               Amount
            ------                             --------

          - Audit Fees                         $72,300.00

          - Financial Information Systems
             Design and Implementation Fees             0

          - All other Fees                       5,000.00
                                               ----------
                                               $77,300.00

     According to PricewaterhouseCoopers LLP, only full-time permanent employees of PricewaterhouseCoopers LLP worked on the Company's audit in 2000. PricewaterhouseCoopers LLP also serves as the independent accountants for the IH Lessee and receives payments from the IH Lessee for its services.


                                 OTHER MATTERS

     The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

     The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request, copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including financial statements and financial statement schedules. Please direct requests to Investor Relations, Innkeepers USA Trust, at 306 Royal Poinciana Plaza, Palm Beach, Florida 33480. The Company's telephone number is (561) 835-1800. The Company maintains a website at www.innkeepersusa.com.

                                                                       EXHIBIT A
                                                                       ---------


                       CHARTER OF THE AUDIT COMMITTEE OF
                             INNKEEPERS USA TRUST

     The following shall constitute the Charter of the Audit Committee (the "Charter") of the Board of Trustees of Innkeepers USA Trust (the "Company"):

I.   ORGANIZATION

     There shall be constituted a standing committee of the Board of Trustees of the Company (the" Board") to be known as the audit committee (the "Audit Committee"). The Audit Committee shall be wholly composed of trustees of the Company who are "independent" within the meaning of the Rules of the New York Stock Exchange (the "Independent Trustees").

II.  STATEMENT OF POLICY

     The Audit Committee shall assist the Board in fulfilling its responsibility to the Company's shareholders relating to corporate accounting and reporting practices of the Company, and to the quality and integrity of the financial statements of the Company.

III. PURPOSE, OBJECTIVES AND DUTIES

     The primary function of the Audit Committee shall be to assist the Board in fulfilling its oversight responsibilities by reviewing and overseeing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding cash management, financial reporting and accounting that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee's primary objectives include providing an independent, direct and open avenue of communication among the Company's independent accountants, management for reliability and integrity of the Company's accounting policies and financial reporting and disclosure practices' reviewing and considering the work of the Company's independent accountants. Further, the Audit Committee's primary duties and responsibilities shall specifically include:

     . Discussing and reviewing with the Company's independent accountants their ultimate accountability to the Board and the Audit Committee;

     . Sharing with the Board the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for shareholder approval in any proxy statement);

     . Ensuring that the Company's independent accountants submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Company; and

     . Engaging actively in a dialogue with the Company's independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the Board take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

IV.  COMPOSITION AND SELECTION

     4.1 The Audit Committee shall be comprised of three or more trustees as determined by the Board, each of whom shall be an Independent Trustee in accordance with Article I. All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the Rules of the New York Stock Exchange. Furthermore, at least one member of the Audit Committee shall have accounting or related financial management expertise in compliance with the Rules of the New York Stock Exchange.

     4.2 The members of the Audit Committee shall be elected by the Board at the annual meeting of the Board and shall serve for one year or until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

     4.3 The duties and responsibilities of a member of the Audit Committee contained herein shall be in addition to those duties otherwise required of a member of the Board.

V.   MEETINGS

          The Audit Committee shall meet at least three (3) times each calendar year, or more frequently as circumstances dictate and shall report to the Board following each meeting of the Audit Committee no later than the next regularly scheduled meeting of the Board. As part of its primary duty and responsibility to foster independent, direct and open communications pursuant to Section III
                                                                  -----------
above, the Audit Committee shall meet at least annually with the Company's management and the Company's independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Chairman of the Audit Committee shall meet in person or by telephone with the Company's independent accountants and the Company's management quarterly to review the Company's financial statements, consistent with Section VI below.
                                      ----------

VI. To fulfill its primary objectives, responsibilities and duties hereunder, the Audit Committee should do the following:

6.1  Documents/Reports Review
     ------------------------

a)   Review and update this Charter periodically, and at least annually.

b) Review the Company's annual financial statements and related notes thereto and any reports or other financial information submitted to any governmental body or the public, including any certification, report, analysis, opinion, or review rendered by the independent accountants prior to their release to the public.

c) Review filings made with the SEC and other published documents containing the Company's financial statements and consider whether the information contained in such documents is consistent with the information contained in the Company's financial statements.

d) Include in the Company's proxy or information statements relating to annual meetings of shareholders at which trustees are to be elected (or special meetings or written consents in lieu of such meetings), a report of the Audit Committee that complies with the SEC's regulations for such reports.

 e) Review, or cause the Chairman of the Audit Committee to review, with the financial management of the Company and the Company's independent accountants, each Quarterly on Form 10-Q and all financial statements and related notes contained therein prior to its filing or, preferably, prior to the public release of the Company's earnings.

6.2  Independent Accountants
     -----------------------

a) Recommend to the Board the selection of the Company's independent accountants; consider the independence and effectiveness of such independent accountants, and approve the fees and other compensation to be paid to such independent accountants and the range and cost of audit and non-audit services performed by the independent accountants. On an annual basis, the Audit Committee shall review and discuss with the independent accountants all significant relationships the independent accountants have with the Company, in order to determine such independent accountants' independence.

b) Review the performance of the Company's independent regarding any appointment or termination of such accountants and make recommendations to the Board independent accountants when circumstances warrant.

c) Periodically consult with the Company's independent accountants, out of the presence of the Company's management, about the Company's internal controls and the fullness and accuracy of the Company's financial statements.

6.3  Financial Reporting Process
     ---------------------------

a) In consultation with the Company's independent accountants, review the integrity of the Company's financial reporting processes, both internal and external; confer with the independent accountants concerning the scope of their examinations of the books and records of the Company and its subsidiaries; review and approve the independent accountants; annual engagement letter; review and approve the Company's annual audit plans and budgets; direct the special attention of the auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; and authorize the auditors to perform such supplemental reviews or audits as the Audit Committee may deem desirable.

b) Consider the Company's independent accountants' judgments about the quality and appropriateness of the Company's accounting principles, standards and practices as applied in its financial reporting.

c) Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles, standards and practices as suggested by the Company's independent accountants and management.

d) Consider, in consultation with the Company's independent accountants, the audit scope and plan of the independent accountants.

6.4  Process Improvement
     -------------------

a) Establish regular and separate systems of reporting to the Audit Committee by the Company's management and independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgements.

b) Following completion of the Company's annual audit, review separately with the Company's management, the independent accountants any significant difficulties encountered during the course of the audit, including (i) any restrictions on the scope of work or access to required information and
     (ii) the nature and extent of any significant changes in accounting principles or the application therein.

c) Review any significant disagreement among the Company's management and its independent accountants in connection with the preparation of the Company's financial statements.

d) Review with the Company's independent accountants and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion.

e) Inquire of the Company's management and the and access the steps that management has taken to independent accountants about significant risks or minimize such risks to the Company.

6.5    Miscellaneous
       -------------

a) Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities and duties, with the Audit Committee to be empowered to retain independent counsel, accountants, or others to assist it in (a) the conduct of any such investigation or (b) the performance of any other of its duties, if, in the Audit Committee's judgment, such is appropriate.

b) Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Audit Committee of the Board deems necessary or appropriate.


VI.    CONSISTENCY WITH DECLARATION OF TRUST
       -------------------------------------

       To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Amended and Restated Declaration of Trust or the Bylaws of the Company, the Amended and Restated Declaration of Trust, as may be amended from time to time, or the Bylaws, as appropriate, shall fully control.

VIII.  CERTIFICATION
       -------------

       This Charter of the Audit Committee was duly approved and adopted by the Board of the Company on the 4th day of May, 2000.



                                                   /s/ Mark A. Murphy
                                                   -------------------------
                                                   Mark A. Murphy, Secretary

PROXY                                                                     PROXY
                             INNKEEPERS USA TRUST
                            306 ROYAL POINCIANA WAY
                           PALM BEACH, FLORIDA 33480

                 ANNUAL MEETING OF SHAREHOLDERS - MAY 2, 2001

     The undersigned hereby appoints Jeffrey H. Fisher and Mark A. Murphy, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Shares of the undersigned in Innkeepers USA Trust at the Annual Meeting of Shareholders to be held at the Brazilian Court Hotel, 301 Australian Avenue, Palm Beach, FL 33480, at 9:00 a.m., local time, on Wednesday, May 2, 2001 and at any adjournments thereof, as specified below:

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                             INNKEEPERS USA TRUST
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                              ]

This proxy is solicited by the Company's Board of Trustees. If no
specification is made, this proxy will be voted FOR the Proposal.     For  Withhold
                                                                      [_]    [_]
1. Election of Trustee -                                                                 2. In their discretion, the proxies (and if
   Class I - Term Expiring 2004 -                                                           the undersigned is a proxy, any
   Nominee: 01 Jack P. DeBoer                                                               substitute proxies) are authorized to
                                                                                            vote upon such other business as may
                                                                                            properly come before this meeting.


                                                                                         This proxy, when properly executed, will be
                                                                                         voted in the manner directed herein by the
                                                                                         undersigned shareholder.

-------------------------------------------------------------------------------------
                                                                                               Dated:_________________________, 2001
                  THIS SPACE RESERVED FOR ADDRESSING
                       (key lines do not print)                                          Signature__________________________________

                                                                                         Title______________________________________
                                                                                         Please sign name exactly as it appears on
                                                                                         share certificate. Only one of several
                                                                                         joint owners need sign. Fiduciaries should
                                                                                         give full title.


------------------------------------------------------------------------------------------------------------------------------------

                          .  FOLD AND DETACH HERE  .

                            YOUR VOTE IS IMPORTANT!


          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.